PIMCO FLEXIBLE REAL ESTATE INCOME FUND

NOTICE OF CHANGE OF TRUSTEES

WHEREAS, PIMCO Flexible Real Estate Income Fund (the “Fund”) is organized as a statutory trust under the laws of the State of Delaware; and

WHEREAS, the shareholders of the Fund elected each of Alan Alperin and Kym M. Hubbard as a Trustee of the Fund, effective as of Friday, April 25, 2025;

NOW, THEREFORE, as a result of the foregoing Trustee elections, the five (5) Trustees of the Fund are:

Alan Alperin	650 Newport Center Drive Newport Beach, CA 92660

Kym M. Hubbard	650 Newport Center Drive Newport Beach, CA 92660

Debra W. Huddleston	650 Newport Center Drive Newport Beach, CA 92660

Anne K. Kratky	650 Newport Center Drive Newport Beach, CA 92660

Rick LeBrun	650 Newport Center Drive Newport Beach, CA 92660

IN WITNESS WHEREOF, this Notice has been subscribed this 25th day of April, 2025, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Ryan Leshaw
Ryan Leshaw, Secretary and Chief Legal Officer

Signature Page – PIMCO Flexible Real Estate Income Fund (REFLX)